CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements on Form S-3 of our report dated March 27, 2008 (which expresses an unqualified opinion with respect to the financial statements and includes an explanatory paragraph regarding the adoption of the Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No.109”), relating to the consolidated financial statements and financial statement schedules of Sun Life Assurance Company of Canada (U.S.) appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 2007.

Form S-3 Registration No.
333-77041
333-130704
333-130703
333-130699
333-133684
333-144903-01
333-144908-01
333-144911-01
333-144912-01

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 27, 2008